UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2009 (June 1, 2009)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-32739 (Commission File Number)	20-1821898 (IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee (Address of principal executive offices)	37067 (Zip Code)
(615) 291-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Karey L. Witty
On June 1, 2009, HealthSpring, Inc. (the “Company”) announced that it had appointed Karey L. Witty, age 44, to be Executive Vice President and Chief Financial Officer of the Company. Mr. Witty’s employment start date is expected to be on or before July 1, 2009. Mr. Witty has over fifteen years of experience in financial management positions in the healthcare industry, including most recently as executive vice president and chief financial officer of Valitàs Health Services Inc., a clinical contract and healthcare management services company that provides services primarily to correctional facilities, since March 2007. Prior to that, beginning in 1999, Mr. Witty served in various capacities for Centene Corporation, a Medicaid-focused, multi-line managed care organization, including as chief financial officer of the parent company for approximately 6 years and during its 2001 initial public offering, and as chief executive of a health plan business unit overseeing Medicaid operations in eight states. Mr. Witty has no family relationship with any director or executive officer of the Company. Mr. Witty holds a B.B.A. in Accounting from Middle Tennessee State University and is a certified public accountant.
Mr. Witty will receive an annual base salary of $400,000 and a guaranteed bonus for 2009 of 75% of his annual base salary, prorated for his actual days of employment in 2009. Beginning with respect to compensation plans for calendar 2010, Mr. Witty will be eligible for an annual bonus targeted at 75% of his base salary based on the bonus plan established for the Company’s executive officers by the Compensation Committee of the Board of Directors at the beginning of the year. Mr. Witty will also receive a signing bonus of $250,000 in lieu of any relocation expenses associated with relocating from St. Louis, Missouri, to the Company’s Nashville, Tennessee-area headquarters.
The Compensation Committee has awarded Mr. Witty an option to purchase up to 125,000 shares of the Company’s Common Stock and 10,000 shares of restricted common stock. Pursuant to the Compensation Committee’s authorizing resolution, and in accordance with Company policy, the awards will become effective, and the option exercise price will be established based on the closing sale price as reported on the New York Stock Exchange, three trading days following the date of the Company’s release of its second quarter earnings. The restrictions with respect to the shares of restricted stock will lapse, and the option will vest and become exercisable, at a rate of 25% per year.
As a condition of his employment, Mr. Witty will enter into a Severance and Noncompetition Agreement with the Company. The agreement will provide for continuation of Mr. Witty’s base salary and employment benefits for eighteen months following termination by the Company without “cause” or Mr. Witty’s voluntary termination for “good reason.” In the event such termination comes within one year following a change in control, Mr. Witty’s unvested restricted stock and stock options will also be immediately vested. Also, during his employment and for eighteen months following Mr. Witty’s termination of employment, the agreement is expected to provide that Mr. Witty will be prohibited from engaging in any manner of business that competes with the Company in any area in the United States in which it does business.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President, General Counsel, and Secretary
Date: June 4, 2009